Exhibit 23.17

Consent of Independent Petroleum Engineers

As independent petroleum engineers, we hereby consent to the references to our firm, in the context in which they appear, and to the inclusion of information included or incorporated by reference in this Registration Statement of Vital Energy, Inc. from our firm’s reserve report and oil, natural gas and NGL reserves estimates and forecasts of economics as of December 31, 2022, prepared for Pickering Energy Partners, which appeared in that Current Report on Form 8-K/A of Vital Energy, Inc. dated as of February 14, 2024. We hereby further consent to the reference to this firm under the heading “Experts” in such Registration Statement.

CAWLEY, GILLESPIE & ASSOCIATES, INC.

Texas Registered Engineering Firm

/s/ J. Zane Meekins, P.E.
J. Zane Meekins, P.E.

Executive Vice President

Fort Worth, Texas

February 14, 2024